UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2014

NATIONAL MENTOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-129179	31-1757086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

313 Congress Street, 6th Floor

Boston, Massachusetts 02210

(Address of Principal executive offices, including Zip Code)

(617) 790-4800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed in a Current Report on Form 8-K filed by National Mentor Holdings, Inc. (the “Company”) on September 4, 2014, the Company issued a conditional notice of redemption to the holders of its outstanding 12.5% Senior Notes due 2018 (the “Notes”) for the redemption of all of its outstanding $212 million in aggregate principal amount of the Notes on October 4, 2014. The redemption was conditioned upon (A) the completion of the initial public offering (the “IPO”) of Civitas Solutions, Inc., the indirect parent of the Company, and (B) the receipt of net proceeds from the IPO in an amount at least equal to the aggregate Redemption Price of the Notes (collectively, the “Prior Financing Condition”).

Because the Prior Financing Condition will not be met, the Company directed Wells Fargo Bank, National Association, the trustee for the Notes, to rescind the conditional notice of redemption issued on September 4, 2014.

The Company now intends to make a partial redemption of the Notes using net proceeds from the IPO of Civitas Solutions, Inc., which priced on September 16, 2014. On September 17, 2014, the Company issued a conditional notice of partial redemption to holders of the Notes declaring that the Company will redeem $162 million in aggregate principal amount of the Notes on October 17, 2014 (the “Partial Redemption Date”). The redemption price of the Notes is 106.250% of the principal amount redeemed, plus accrued and unpaid interest to, but not including, the Redemption Date (the “Partial Redemption Price”), in accordance with the provisions of the indenture governing the Notes. The notice of partial redemption is conditioned upon (A) the completion of the IPO of Civitas Solutions, Inc. and (B) the receipt of net proceeds from the IPO in an amount at least equal to the aggregate Partial Redemption Price of the Notes (collectively, the “Financing Condition”). The Company reserves the right to waive any or all components of the Financing Condition in its sole discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL MENTOR HOLDINGS, INC.

/s/ Denis M. Holler
Date: September 18, 2014	Name:	Denis M. Holler
	Title:	Chief Financial Officer and Treasurer